Exhibit 99.1

NewHydrogen CEO Steve Hill Discusses Advancements in Sustainable Hydrogen Catalysts with Hampton University Energy Expert

Dr. Mohamed Noufal elaborates on reproducible catalysts, green hydrogen, and affordable clean energy

SANTA CLARITA, Calif. (November 21, 2023) — NewHydrogen, Inc. (OTCMKTS:NEWH), the developer of a breakthrough technology that uses clean energy and water to produce the world’s cheapest green hydrogen, today announced that in a recent podcast the Company’s CEO Steve Hill spoke with Hampton University’s Chair and Professor of Chemical Engineering, Dr. Mohamed Sanad Noufal regarding catalyst research, sustainable hydrogen production, and the path to affordable, clean energy solutions.

Dr. Noufal emphasized the pivotal role of catalysts in addressing global energy challenges, emphasizing the need for a fundamental understanding of their processes. “If we can’t truly understand this process at a fundamental level, we might not be able to solve the energy crisis problem,” he commented.

Dr. Noufal’s research primarily centers on developing reproducible, cost-effective catalysts for hydrogen and oxygen electrochemical reactions. He stressed the significance of reproducibility, stating, “I prefer to pay more attention to the reproducibility of catalysts. Reproducibility is imperative for commercial production of catalyst with consistent catalytic properties.”

Dr. Noufal said, “The overarching goal of our research is to reduce the cost of hydrogen production, a crucial element in driving sustainability. By collaborating with partners in the United States and abroad, we are on track to transition these catalysts into practical applications.”

One distinctive aspect of his work is the utilization of graphene-based catalysts, renowned for their unique properties and enhanced conductivity. These catalysts promise to enhance the efficiency of hydrogen and oxygen electrochemical reactions, a vital component of sustainable energy production.

Dr. Noufal’s efforts extend beyond laboratory research as he actively collaborates with industry partners, offering the potential for commercialization and widespread use of these innovative catalysts. His commitment to developing sustainable catalysts that combine efficiency with reproducibility is poised to revolutionize hydrogen production and fuel cell conversion.

The discussion also delved into the potential of green hydrogen as a tool for decarbonizing various industries and the need to reduce production costs to reach the Earth shot initiative’s goal of $1 per kilogram of hydrogen. Dr. Noufal mentioned his research on hydrogen’s role in space and his project to create an efficient catalyst by combining machine learning, DFT calculations, and experimental design.

Dr. Noufal received a PhD in Environmental sciences and Engineering from the University of Texas at El Paso.

Watch the full discussion on the NewHydrogen Podcast featuring Dr. Noufal at https://newhydrogen.com/single-video.php?id=at3pL6ooXCo

For more information about NewHydrogen, please visit https://newhydrogen.com/.

About NewHydrogen, Inc.

NewHydrogen is developing a breakthrough technology that uses clean energy and water to produce the world’s lowest cost green hydrogen. Hydrogen is the cleanest and most abundant element in the universe, and we can’t live without it. Hydrogen is the key ingredient in making fertilizers needed to grow food for the world. It is also used for transportation, refining oil and making steel, glass, pharmaceuticals and more. Nearly all the hydrogen today is made from hydrocarbons like coal, oil, and natural gas, which are dirty and limited resources. Water, on the other hand, is an infinite and renewable worldwide resource. However, extracting hydrogen from water is an expensive process. Working with research teams at UCLA and UC Santa Barbara, NewHydrogen is helping to advance the green hydrogen revolution. We are developing NewHydrogen ThermoLoop™, a breakthrough water splitting technology that uses clean energy and water to produce unlimited quantities of the world’s cheapest green hydrogen. Our goal is to help usher in the green hydrogen economy that Goldman Sachs estimated to have a future market value of $12 trillion.

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NewHydrogen, Inc.

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